Exhibit 99.1

     California Pizza Kitchen to Present at the RBC Capital Markets Consumer Conference on September 28, 2006; Release of Preliminary Results for the
                  Third Quarter Scheduled for October 10, 2006


     LOS ANGELES--(BUSINESS WIRE)--Sept. 13, 2006--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that management will be presenting at the RBC Capital Markets Consumer Conference in Orlando, Florida on Thursday, September 28, 2006 at 9:40 a.m. EDT.
     Interested parties can listen to an audio webcast of the presentation by going to www.cpk.com. A replay of the presentation will be available by the end of the day and will continue to be available for ninety days.
     The Company also announced plans to release preliminary results for the quarter ended October 1, 2006 after the market closes on Tuesday, October 10, 2006.
     California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $12.85. As of September 13, 2006 the company operates, licenses or franchises 196 restaurants, of which 166 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
     California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.


     CONTACT: California Pizza Kitchen, Inc.
              Sarah Grover (media) or Sue Collyns (investors)
              310-342-5000